Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the retrospective adoption of Statement of Financial Accounting Standard No. 160, "Noncontrolling Interests in Consolidated Financial Statements" and EITF Topic D-98, "Classification and Measurement of Redeemable Securities," as to which the date is June 9, 2009, relating to the consolidated financial statements of Pacific Office Properties Trust, Inc. at December 31, 2008 (as adjusted) and for the period from March 20, 2008 to December 31, 2008 (as adjusted) and consolidated statements of operations, of equity (members' deficit) and of cash flows of Waterfront Partners OP, LLC for the period from January 1, 2008 through March 19, 2008, which appears in Pacific Office Properties Trust, Inc.'s Current Report on Form 8-K dated June 10, 2009. We also consent to the incorporation by reference in this Registration Statement of our report dated March 27, 2009 with respect to the consolidated financial statement schedule of Pacific Office Properties Trust, Inc. at December 31, 2008, which appears in Pacific Office Properties Trust, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers, LLP
Los Angeles, California

June 29, 2009